Exhibit 10.1

FEDERAL HOME LOAN BANK OF DALLAS
2014 LONG TERM INCENTIVE PLAN

Effective as of January 1, 2014

And for the Period

January 1, 2014 to December 31, 2016

(Approved by the Board of Directors on December 4, 2013.)

FEDERAL HOME LOAN BANK OF DALLAS
2014 LONG TERM INCENTIVE PLAN

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ARTICLE I

INTRODUCTION

Section 1.1    Purpose. The purpose of the Federal Home Loan Bank of Dallas 2014 Long Term Incentive Plan (the “Plan”) is to attract, retain and motivate certain key employees of the Federal Home Loan Bank of Dallas (the “Bank”) and to align their interests to member/shareholders measured by retained earnings, MVE of equity, capacity to pay dividends, external audit and FHFA examination findings, and the overall performance of the Bank in achieving its annual objectives during the plan cycle. The Plan is a cash-based long-term incentive plan that provides award opportunities based on achievement of performance goals over a three-year period.

Section 1.2    Effective Date. The “Effective Date” of the Plan is January 1, 2014.

Section 1.3    Administration. The Plan will be administered by the Compensation and Human Resources Committee of the Board. Day-to-day responsibilities of plan administration may be delegated to the Bank’s management and human resources function. The Committee, from time to time, may adopt any rules and procedures it deems necessary or desirable for the proper and efficient administration of the Plan that are consistent with the terms of the Plan. Any notice or document required to be given or filed with the Committee will be properly given or filed if delivered to or mailed by registered mail, postage paid, to the Corporate Secretary of the Board of Directors, Federal Home Loan Bank of Dallas, 8500 Freeport Parkway South, Suite 100, Irving, TX 75063.

Section 1.4    Addendums. The provisions of the Plan may be modified by addendums to the Plan. The terms and provisions of each addendum are a part of the Plan and supersede any other provisions of the Plan to the extent necessary to eliminate any inconsistencies between the addendum and any other Plan provisions.

Section 1.5    Definitions. The following terms are defined in the Plan in the following Sections:

Term	Plan Section
Award	3.1(b)
Award Agreement	3.1(b)
Bank	1.1
Board	1.3
Cause	3.4(b)(iii)
Committee	1.3
Disability	3.4(b)(i)
Discretionary Award	3.1(d)
Effective Date	1.2
Extraordinary Occurrences	3.1(e)
Final Award	3.1(e)

Level I Participant	3.1(c)
Level II Participant	3.1(c)
Level III Participant	3.1(c)
Maximum	3.2(b)(iii)
Non-Solicitation Agreement	2.1
Participant	2.1
Performance Goals	3.2
Performance Period	3.1(a)
Plan	1.1
Reorganization	3.5
Retirement	3.4(b)(ii)
Termination of Service	3.4(a)
Target	3.2(b)(ii)
Threshold	3.2(b)(i)

ARTICLE II

ELIGIBILITY AND PARTICIPATION

Section 2.1    Eligibility. Any employee of the Bank is eligible to become a “Participant” in the Plan, provided the employee is designated as a Participant by the Board in writing and he or she executes an agreement containing non-solicitation and non-disclosure provisions in the form provided as Appendix B to the Plan (“Non-Solicitation Agreement”). The CEO is automatically eligible to participate in the plan subject to Board approval, others may be nominated by the CEO and require Board approval. (See Appendix A, Schedule B.)

Section 2.2    Participation. A designated employee or otherwise eligible employee will become a Participant as of the later of the Effective Date, the date specified by the Board, or the date, on or after the Effective Date, that the employee satisfies the automatic eligibility provisions described in Section 2.1. Any Participant may be removed as an active Participant by the Board effective as of any date.

ARTICLE III

AWARDS

Section 3.1    Awards. At the beginning of each Performance Period, the Board will decide on the level of Award opportunities that can be potentially earned by an eligible Participant. Each Award will be equal to a percentage of the Participant’s average annual base salary during the 3-year plan cycle.

(a)	Performance Period. A “Performance Period” is a rolling three-calendar year period over which an Award can be earned and also referred to plan cycle.

(b)	Award Agreement. An “Award” to a Participant will be evidenced by a written “Award Agreement” issued by the Bank to a Participant that specifies the

Performance Goals, the Performance Period and other necessary terms and conditions applicable to the Award.

(c)
Award Levels. Participants will receive varying Awards based on their position and salary grade level with the Bank. The actual award opportunities under the Plan shall be the same as those provided under the applicable short-term incentive plan (“STIP”) and are established as a percentage of “plan salary”. Plan salary is defined as the average annual salary for the Participant during the 3-year plan cycle.

(d)
Discretionary Award. The Board has delegated to the President the authority to grant an additional discretionary Award (the “Discretionary Award”) to a Participant to address external market considerations, including for recruiting purposes. The aggregate pool of funds available for Discretionary Awards will not exceed ten percent of the total long-term incentive awards.

(e)
Final Award. The “Final Award” is the amount of an Award as adjusted based upon the level at which the Performance Goals have been achieved, including any Discretionary Award, that is ultimately paid to a Participant under the Plan for a Performance Period. In deciding upon approving payouts under the Plan, the Board will base its decision on the following qualifiers: (i) the consistent ability to pay quarterly dividends to members throughout the 3-year plan cycle; (ii) the consistent ability to repurchase excess capital stock throughout the 3-year plan cycle; and (iii) the maintenance of the Bank’s triple-A credit rating from Moody’s and S&P. Final Awards may be modified up or down at the Board’s discretion to account for performance that is not captured in the Performance Goals. The Board in its discretion may also consider Extraordinary Occurrences when assessing performance results and determining Final Awards. “Extraordinary Occurrences” mean those events that, in the opinion and discretion of the Board, are outside the significant influence of the Participant or the Bank and are likely to have a significant unanticipated effect, whether positive or negative, on the Bank’s operating and/or financial results.

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For each potential Final Award payment, the results of the STIP objective goal achievement for the prior year and the Long Term Incentive Plan (“LTIP”) goal achievement for the 3-year plan cycle that ends with the prior year and applied to the Participant’s maximum award level will be weighted to determine the total incentive award payout. The weighting shall be 50% for the STIP and 50% for the LTIP.

•	For LTIP goal achievement above the Threshold level in a given plan cycle, the Plan will provide for an additional bonus payment as follows:

•	LTIP goal achievement of 80% for the 3-year plan cycle will increase the related Final Award payout level as a percentage of base salary by 10%; and

•	LTIP goal achievement of 90% for the 3-year plan cycle will increase the related Final Award payout level as a percentage of base salary by 15%.

Section 3.2    Performance Goals. “Performance Goals” are the performance factors established by the Board and set forth in an Appendix to the Plan and that are taken into consideration under the Plan in determining the value of an Award. The Board may adjust the Performance Goals for a Performance Period to ensure that the purpose of the Plan is served.

(a)
Establishment of Performance Goals. Performance Goals for the Performance Period commencing on January 1, 2014, will be established as of the date the Plan is adopted. Performance Goals for Performance Periods commencing on and after January 1, 2014, will be communicated to Participants in writing after they have been established by the Board.

(b)	Achievement Level. Three achievement levels will be defined for each Performance Goal.

i.	Threshold. The “Threshold” achievement level is the minimum achievement level accepted for a Performance Goal.

ii.	Target. The “Target” achievement level is the planned achievement level for a Performance Goal.

iii.	Maximum. The “Maximum” achievement level is achievement that substantially exceeds the Target achievement level.

(c)	Interpolation. Achievement levels between Threshold - Target and Target - Maximum will be interpolated in a consistent manner as determined by the Committee.

Section 3.3    Earning and Vesting of Awards. Generally, an Award will become vested, if:

(a)	the applicable Performance Goals for the Performance Period are satisfied; and

(b)	the Participant is actively employed on the last day of the Performance Period.

The value of Awards will be calculated in accordance with the applicable Appendix to the Plan and the applicable Award Agreement.
Section 3.4    Effect of Termination of Service.

(a)
In General. If a Participant incurs a Termination of Service for any reason other than a reason set forth in subsection 3.4(b), then any portion of an Award which has not otherwise become vested as of the date of Termination of Service will be forfeited, effective as of the date of such termination. For purposes of the Plan,

“Termination of Service” means the occurrence of any act or event or any failure to act, that actually or effectively causes or results in a Participant ceasing, for whatever reason, to be an employee of the Bank, including, but not limited to, death, Disability, Retirement, termination by the Bank of the Participant’s employment (whether for Cause or otherwise), termination by the Participant of his or her employment with the Bank for Good Reason and voluntary resignation or termination by the Participant of his or her employment.

(b)
Termination Due to Death, Disability, Retirement or Other Events. Notwithstanding the provisions of Section 3.3 and subsection 3.4(a), if a Participant incurs a Termination of Service (i) due to death, (ii) due to Disability, (iii) due to Retirement or (iv) special circumstances as solely determined and approved by the Board any portion of his or her Award eligible to become earned and vested in the Performance Periods in which the termination occurs will, to the extent the Performance Goals for such Performance Periods are satisfied, be treated as earned and vested in a pro rata manner equivalent to the period of time during the Performance Periods the Participant participated in the Plan. The Award will become vested effective as of the last day of such Performance Periods in which the Termination of Service occurs.

(i)
For purposes of the Plan, “Disability” means, as a result of the Participant’s incapacity due to physical or mental illness, the Participant has been absent from his or her duties with the Bank for an aggregate of 12 out of 15 consecutive months and, within 30 days after a written notice of termination is thereafter given by the Bank to the Participant, the Participant does not return to the full-time performance of the Participant’s duties.

(ii)
For purposes of the Plan, “Retirement” means the planned and voluntary termination of the Participant’s employment on or after the Participant has attained age 55 with ten “Years of Service.” To be credited with a Year of Service, a Participant must complete 1,000 “hours of service” for the Bank during such year.

(iii)	For purposes of the Plan, “Special Circumstances” may include, but not limited to a significant change in a participant’s job responsibilities other than for cause.

Section 3.5    Effect of Reorganization. Notwithstanding the provisions of Section 3.3 and subsection 3.4(b), if a Reorganization of the Bank occurs, then any portion of an Award which has not otherwise become vested as of the date of the Reorganization will be treated as earned and vested, effective as of the date of the Reorganization, in a pro rata manner equivalent to the period of time during the Performance Periods the Participant participated in the Plan prior to the Reorganization. “Reorganization” of the Bank will mean the occurrence at any time of any of the following events:

(a)	The Bank is merged or consolidated with or reorganized into or with another FHLBank or other entity, or another FHLBank or other entity is merged or consolidated into the Bank;

(b)	The Bank sells or transfers all, or substantially all of its business and/or assets to another FHLBank or other entity; or

(c)	The liquidation or dissolution of the Bank.

Section 3.6    Payment of Awards. Unless payment of a Final Award has been properly deferred by a Participant, a Final Award will be paid in a single sum cash payment no later than March 15th of the year following the year in which the Award becomes earned and vested. However, in the event of a Reorganization, unless payment has been properly deferred, payment of a Final Award will be made in a single sum on the date on which the Reorganization occurs.

Section 3.7    Forfeiture and/or Reduction of Awards

(a)
Notwithstanding any other provision of the Plan, if a Participant violates a Non-Solicitation Agreement, all of his unpaid vested and unvested Awards will be forfeited effective as of the date the Board determines such violation has occurred and notifies the Participant of such determination. Any future payments for a vested Award will cease and the Bank will have no further obligation to make such payments.

(b)
A participant is not eligible to receive their LTIP award if the participant has committed a Code of Conduct violation during the plan cycle. If it is determined that a participant has a Code of Conduct violation and is not eligible to receive their award, they may appeal the decision to the Bank’s President. The Bank President has the authority to waive the ineligibility and provide payment to the participant.

(c)
Notwithstanding any other provision of the Plan, if during the most recent examination of the Bank by the FHFA, the FHFA identified an unsafe or unsound practice or condition with regard to the Bank within the Participant’s area(s) of responsibility and such unsafe or unsound practice or condition is not subsequently resolved in favor of the Bank, then all of a Participant’s vested and unvested Awards will be forfeited. Any future payments for a vested Award will cease and the Bank will have no further obligation to make such payments.

(d)
Claw-back Provision. “Final Awards” not yet paid, regardless of vesting status, are subject to cancellation, if awards are subsequently determined to be based on fraud or material financial misstatements. The Board in its sole discretion shall determine the meaning of fraud and/or material financial misstatement.

(e)
Reduction in Named Executive Officer (‘NEO”) Awards. The Board of Directors will utilize its discretion to reduce the amount of one or more NEO awards if during the 3-year plan cycle it determines that:

(i)
operational errors or omissions result in material revisions to the financial results, information submitted to the Federal Housing Finance Agency (“FHFA”), or data used to determine incentive award payment amounts;

(ii)	the submission of information to the SEC, the Office of Finance, and/or the FHFA has not been provided in a timely manner; or

(iii)
the Bank fails to make sufficient progress, as determined by the FHFA and communicated to Bank management and/or the Board of Directors by the FHFA, in the timely remediation of examination, monitoring, and other supervisory findings and matters requiring executive management’s attention.

ARTICLE IV

ADMINISTRATION

Section 4.1    Appointment of the Committee. The Committee, or a duly authorized officer or officers of the Bank empowered by the Committee to act on its behalf under sub-section 4.2(d), will be responsible for administering the Plan, and the Committee will be charged with the full power and the responsibility for administering the Plan in all its details; provided that the power to determine eligibility pursuant to Article II is reserved to the Board.

Section 4.2    Powers and Responsibilities of the Committee. The Committee will have all powers necessary to administer the Plan, including the power to construe and interpret the Plan document; to decide all questions relating to an individual’s eligibility to participate in the Plan; to determine the amount, manner and timing of any distribution of benefits under the Plan; to resolve any claim for benefits in accordance with Article V, and to appoint or employ advisors, including legal counsel, to render advice with respect to any of the Committee’s responsibilities under the Plan. Any construction, interpretation, or application of the Plan by the Committee will be final, conclusive and binding.

(a)	Records and Reports. The Committee will be responsible for maintaining sufficient records to determine each Participant’s eligibility to participate in the Plan.

(b)
Rules and Decisions. The Committee may adopt such rules as it deems necessary, desirable, or appropriate in the administration of the Plan. All rules and decisions of the Committee will be applied uniformly and consistently to all Participants in similar circumstances. When making a determination or calculation, the Committee will be entitled to rely upon information furnished by a Participant, the Bank or the legal counsel of the Bank.

(c)
Application for Benefits. The Committee may require a Participant to complete and file with it an application for a benefit, and to furnish all pertinent information requested by it. The Committee may rely upon all such information so furnished to it, including the Participant’s current mailing address.

(d)
Delegation. The Committee may authorize one or more officers of the Bank to perform administrative responsibilities on its behalf under the Plan. Any such duly authorized officer will have all powers necessary to carry out the administrative duties delegated to such officer by the Committee.

Section 4.3    Income and Employment Tax Withholding. The Bank will withhold from payments to Participants of their Awards, to the extent required by law, all applicable federal, state, city and local taxes.

Section 4.4    Plan Expenses. The expenses incurred for the administration and maintenance of the Plan will be paid by the Bank.

ARTICLE V

BENEFIT CLAIMS

While a Participant need not file a claim to receive his or her benefit under the Plan, if he or she wishes to do so, a claim must be made in writing and filed with the Committee. If a claim is denied, the Committee will furnish the claimant with written notice of its decision. A claimant may request a full and fair review of the denial of a claim for benefits by filing a written request with the Committee.
ARTICLE VI

AMENDMENT AND TERMINATION OF THE PLAN

Section 6.1    Amendment of the Plan. The Board of Directors may amend the Plan at any time in its sole discretion.

Section 6.2    Termination of the Plan. The Board of Directors may terminate the Plan at any time in its sole discretion. Absent an amendment to the contrary, Plan benefits that had accrued and vested prior to the termination will be paid at the times and in the manner provided for by the Plan at the time of the termination.

ARTICLE VII

MISCELLANEOUS

Section 7.1    Governing Law. Except to the extent superseded by laws of the United States, the laws of Texas will be controlling in all matters relating to the Plan without regard to the choice of law principles therein. The Plan and all Award Agreements are intended to comply, and will be construed by the Bank in a manner which they are exempt from or comply with the applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent there is any conflict between a provision of the Plan or an Award Agreement and a provision of Code Section 409A, the applicable provision of Code Section 409A will control.

Section 7.2    Headings and Gender. The headings and subheadings in the Plan have been inserted for convenience of reference only and will not affect the construction of the Plan provisions. In any necessary construction, the masculine will include the feminine and the singular the plural, and vice versa.

Section 7.3    Spendthrift Clause. No benefit or interest available under the Plan will be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of a Participant, either voluntarily or involuntarily.

Section 7.4    Counterparts. This Plan may be executed in any number of counterparts, each one constituting but one and the same instrument, and may be sufficiently evidenced by any one counterpart.

Section 7.5    No Enlargement of Employment Rights. Nothing contained in the Plan may be construed as a contract of employment between the Bank and any person, nor may the Plan be deemed to give any person the right to be retained in the employ of the Bank or limit the right of the Bank to employ or discharge any person with or without cause.

Section 7.6    Limitations on Liability. The individual members of the Board will, in accordance with the Bank’s by-laws, be indemnified and held harmless by the Bank with respect to any alleged breach of responsibilities performed or to be performed hereunder. In addition, notwithstanding any other provision of the Plan, neither the Bank nor any individual acting as an employee or agent of the Bank will be liable to a Participant for any claim, loss, liability or expense incurred in connection with the Plan, except when the same has been affirmatively determined by a court order or by the affirmative and binding determination of an arbitrator, to be due to the gross negligence or willful misconduct of that person.

Section 7.7    Incapacity of Participant. If any person entitled to receive a distribution under the Plan is physically or mentally incapable of personally receiving and giving a valid receipt for any payment due (unless a prior claim for the distribution has been made by a duly qualified guardian or other legal representative), then, unless and until a claim for the distribution has been made by a duly appointed guardian or other legal representative of the person, the Committee may provide for the distribution to be made to any other individual or institution then contributing toward or providing for the care and maintenance of the person. Any payment made for the benefit of the person under this Section will be a payment for the account of such person and a complete discharge of any liability of the Bank and the Plan.

Section 7.8    Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person relying on the evidence considers pertinent and reliable, and signed, made or presented by the proper party or parties.

Section 7.9    Action by Bank. Any action required of or permitted by the Bank under the Plan will be by resolution of the Board or by a person or persons authorized by resolution of the Board.

Section 7.10    Severability. In the event any provisions of the Plan are held to be illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the

Plan, and the Plan will be construed and endorsed as if the illegal or invalid provisions had never been contained in the Plan.

Section 7.11    Information to be Furnished by a Participant. A Participant, or any other person entitled to benefits under the Plan, must furnish the Committee with any and all documents, evidence, data or other information the Committee considers necessary or desirable for the purpose of administering the Plan. Benefit payments under the Plan are conditioned on a Participant (or other person who is entitled to benefits) furnishing full, true and complete data, evidence or other information to the Committee, and on the prompt execution of any document reasonably related to the administration of the Plan requested by the Committee.

Section 7.12    Attorneys’ Fees. If any action is commenced to enforce the provisions of the Plan, payment of attorneys’ fees will be governed by the terms set forth in the mandatory “Agreement to Arbitrate” entered into between the Bank and the Participant.

Section 7.13    Binding on Successors. The Plan will be binding upon and inure to the benefit of the Bank and its successors and assigns, and the successors, assigns, designees and estates of a Participant. The Plan will also be binding upon and inure to the benefit of any successor organization succeeding to substantially all of the assets and business of the Bank, but nothing in the Plan will preclude the Bank from merging or consolidating into or with, or transferring all or substantially all of its assets to, another organization which assumes the Plan and all obligations of the Bank hereunder. The Bank agrees that it will make appropriate provision for the preservation of a Participant’s rights under the Plan in any agreement or plan which it may enter into to effect any merger, consolidation, reorganization or transfer of assets. Upon such a merger, consolidation, reorganization, or transfer of assets and assumption of Plan obligations of the Bank, the term “Bank” will refer to such other organization and the Plan will continue in full force and effect.

Section 7.14    Awards Considered Compensation for Other Plans.    Final Award payments received by a Participant shall be considered as compensation for purposes of determining benefits under the Bank’s qualified Defined Benefit Pension Plan.

APPENDIX A

FORM OF AWARD AGREEMENT

THIS AWARD AGREEMENT (the “Award Agreement”) is made and entered into this ________ day of __________, 2014, but effective as of January 1, 2014, between Federal Home Loan Bank of Dallas (the “Bank”), and __________________ (the “Participant”).
WITNESSETH:
WHEREAS, the Bank has adopted the Federal Home Loan Bank of Dallas 2014 Long Term Incentive Plan (the “Plan”) to attract, retain and motivate designated key employees of the Bank and to focus their efforts on continued improvement in the profitability of the Bank; and
WHEREAS, the Participant is eligible to receive an Award;
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Bank and the Participant agree as follows:
1.Awards. The Bank will hereby award to the Participant, upon the completion of the 3-year performance period, the Award specified in Schedule A to this Agreement which is incorporated herein as if fully set forth, subject to the terms of this Award Agreement and the provisions of the Plan (the “Award”). All provisions of the Plan, including defined terms, are incorporated herein and are expressly made a part of this Award Agreement by reference. If any provision of this Award Agreement conflicts with a provision of the Plan, the provision of the Plan will control.

2.Deferral of Awards. If the Participant participates in the Federal Home Loan Bank of Dallas Deferred Compensation Plan, he or she has the right to make a deferral election to defer any Final Award earned under the Plan.

3.Non-Solicitation and Non-Disclosure Provisions. The Participant will execute a Non-Solicitation Agreement in the form attached to the Plan as Appendix B.

4.Income and Employment Tax Withholding. The Participant will be responsible for (and, where required by applicable law, the Bank will withhold from any amounts payable under the Plan) all required federal, state, city and local taxes.

5.Nontransferability. During the Participant’s lifetime, Awards will be payable only to him or her. Neither an Award nor any rights and privileges pertaining thereto, may be transferred, assigned, pledged or hypothecated by the Participant in any way, whether by operation of law or otherwise, and are not subject to execution, attachment or similar process.

6.Condition Precedent. In no event will the Bank be obligated to make payment for a vested Award until it is satisfied that all conditions precedent to the payment of the Award, as provided in the Plan and this Award Agreement, have been performed and completed.

7.Acknowledgments. The Participant acknowledges receiving, reading and fully understanding all of the provisions of the Plan and this Award Agreement and that the execution

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and delivery of this Award Agreement constitutes his or her unequivocal acceptance of all of the terms and conditions thereof.

IN WITNESS WHEREOF, the Bank, by its officer thereunder duly authorized, and the Participant, have executed this Award Agreement on the day and year first above written, but effective as of January 1, 2014.

FEDERAL HOME LOAN BANK OF DALLAS	PARTICIPANT

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SCHEDULE A
FINAL AWARD AGREEMENT UNDER
FEDERAL HOME LOAN BANK OF DALLAS
2014 LONG TERM INCENTIVE PLAN
Name of Participant: ______________________________________
I. STIP Determination
(a) STIP Goal Achievement percentage for _______ Plan Year: _____%
(b) STIP Award based on Group Level as a percentage of base salary: ______%
(c) STIP Plan Salary ($ ) times STIP Award %: $__________
(d) STIP Weighting Factor: 50%
(e) STIP Final Award Amount (c x d): $__________

II. LTIP determination for the Performance Period January 1, 20__and ended December 31, 20__.
(a) LTIP Goal Achievement percentage for _______ Plan Year: ______%
(b) LTIP Award based on Group Level as a percentage of base salary: ______%
(c) LTIP Plan Salary ($ ) times LTIP Award %: $__________
(d) LTIP Weighting Factor: 50%
(e) LTIP Initial Award Amount (c x d): $__________

(f) Additional LTIP bonus percentage for goal achievement above Threshold: ______%
(g) LTIP Plan Salary ($ ) times LTIP bonus percentage _$___________
(h) LTIP Award Amount (e + g): $__________

III. LTIP Discretionary Award: $__________

IV. Total Incentive Compensation Award: $__________

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